Exhibit 10.69

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the “Agreement”) is made effective as of the 1st day of January, 2020 (the “Effective Date”), between THEMAVEN, INC., a Delaware corporation with an address at 1500 Fourth Avenue, Suite 200, Seattle, WA 98101 (the “Company”), and JOSHUA JACOBS (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”);

WHEREAS, pursuant to an Amended & Restated Executive Employment Agreement dated as of January 1, 2018 (the “Employment Agreement”) was previously employed by the Company;

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to continue to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (collectively, the “Services”):

a.	Attending meetings of the Board

b.	Overseeing the Company’s operational budget oversight, revenue/forecast review

c.	Participating in annual shareholder presentation preparation

d.	Serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member

e.	Using reasonable efforts to promote the business of the Company.

The Company currently intends to hold at least one in-person regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

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2.	Compensation and Expenses.

a.	Maintenance of Option Grants. Director’s continuous service on the Board shall be deemed to be a continuation of his service under the Employment Agreement for the purposes of maintaining the currency of the all stock option grants previously made to Director by the Company (the “Option Grants”), however all vesting under the Option Grants shall cease as of December 31, 2019.

b.	COBRA Benefits. The Company will reimburse Director for the cost of continued health insurance costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) through January 31, 2020.

c.	Board Compensation Plan. For the Services provided to the Company as director from and after the Effective Date, Director will be entitled to the compensation (i) for the first two years following the Effective Date, not to exceed the compensation provided for in the Outside Director Compensation Plan of the Company as in effect on the Effective Date and (ii) thereafter, as provided for in the Outside Director Compensation Plan then in effect, as such plan may be amended, modified or replaced from time to time.

d.	Expenses. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement.

3.	Term; Termination.

a.	Term. The terms of this Agreement shall be effective as of the Effective Date until the earlier of (i) the resignation of Director as a director of the Company or any successor thereof, (ii) the failure of Director to be re-elected by the stockholders of the Company and (ii) the termination of this Agreement by either party in accordance with Subsection 3(b) below. Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Director’s continuing obligations under the Employment Agreement, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within five business days after having received written notice by the non-breaching party of the breach or default.

b.	Early Termination. The term of this Agreement may be earlier terminated by Director or Company, provided that termination of this Agreement by the Company shall not imply the removal from the Director from the Board, as follows:

i.	Termination for Cause. The Company may upon the affirmative vote of a majority of the disinterested independent members of the Board terminate this Agreement at any time for Cause upon written notice to Director setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 3(b)(i), without any requirement of a notice period and the Option Grants shall immediately terminate.

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ii.	Termination without Cause. The Company upon the affirmative vote of a majority of the disinterested independent members of the Board terminate this Agreement at any time without Cause upon written notice to Director, subject to Section 3(c).

iii.	Permanent Incapacity. In the event of the “Permanent Incapacity” of Director (which shall mean by reason of illness or disease or accidental bodily injury, Director is so disabled that Director is unable to ever work again), this Agreement may thereupon be terminated by the Company upon written notice to Director, and the Option Grants shall remain exercisable for a period of one year thereafter.

iv.	Death. If this Agreement is terminated by reason of Director’s death, the Option Grants shall remain exercisable for a period of one year thereafter.

v.	Termination by Director. Director may terminate this Agreement upon written notice to the Company. Director may resign for Good Reason subject to Sections 3(c). If Director resigns for any reason not constituting Good Reason, the Option Grants shall remain exercisable for a period of one year thereafter.

vi.	Director not Re-Elected. In the event that Director is not re-elected to the Board by the stockholders of the Company, this Agreement shall automatically terminate immediately following Director’s last day in office, and the Option Grants shall remain exercisable for a period of one year thereafter.

c.	Termination without Cause or by Director for Good Reason. If this Agreement is terminated under Section 3(b), by the Company without Cause or by Director for Good Reason, then the Option Grants shall remain exercisable for a period of one year thereafter.

d.	Certain Definitions.

“Cause” means (i) Director’s willful and continued failure substantially to perform the duties of Director under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Director’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its affiliates; (iii) Director’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs Director’s ability to perform his duties, or results in a material loss to the Company or material damage to the reputation of the Company; (iv) Director’s material breach of any material obligation under this Agreement or any other written agreement between Director and the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by Director in bad faith or without reasonable belief that Director’s action or omission was in the best interests of the Company.

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“Good Reason” means any of the following events, which has not been either consented to in advance by Director in writing or cured by the Company within a reasonable period of time, not to exceed 30 days, after Director’s provides written notice within 30 days of the initial existence of one or more of the following events: (i) in any merger or sale of all or substantially all of the assets of the Company or any other acquisition of the Company, the failure of the acquirer of the Company or its assets to assume all rights and obligations under this Agreement and the Stock Option Grants or (ii) a material breach of this Agreement by the Company. Good Reason shall not exist unless Director terminates this Agreement within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure, if applicable.

4.	Method of Provision of Services.

a.	Director’s relationship with the Company will be that of an independent contractor and not that of an employee.

b.	Director shall be solely responsible for determining the method, details and means of performing the Services.

5.	No Authority to Bind Company. Director acknowledges and agrees that Director has no authority by reason of his position as a Director or under this Agreement, to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6.	Withholding; Indemnification. Director shall have full responsibility for applicable withholding taxes for all compensation paid to Director under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Director’s self-employment, sole proprietorship or other form of business organization, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Director agrees to indemnify, defend and hold the Company and its affiliates harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company or any affiliate by the relevant taxing authorities with respect to any compensation paid to Director.

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7.	Director and Officer Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

8.	Conflicts with this Agreement. Director represents and warrants that Director is under no pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Director represents and warrants that Director’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Director in confidence or in trust prior to commencement of this Agreement.

9.	Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company to the fullest extent permitted by the Company’s Certificate of Incorporation, as amended, and Bylaws (as such documents may be amended from time to time), the General Corporation Law of the State of Delaware and other applicable law.

10.	Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

11.	Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

12.	Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

13.	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

14.	Entire Agreement. This Agreement, together with the Consulting Agreement and the Confidentiality and Proprietary Rights Agreement dated as of the Effective Date between Director and the Company constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

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15.	Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

THEMAVEN, INC.		DIRECTOR

By:	/s/ James Heckman		/s/ Joshua Jacobs
Name:	James Heckman	Name:	Joshua Jacobs
Title:	CEO

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